Exhibit 15.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statements No. 333-189971 and 333-143804 on Form F-3 and No. 333-144240 on Form S-8 of our reports dated April 29, 2014, relating to the consolidated financial statements of StealthGas Inc. and subsidiaries (the “Company”), and the effectiveness of the Company’s internal control over financial reporting, appearing in this Annual Report on Form 20-F of the Company for the year ended December 31, 2013.

/s/ Deloitte Hadjipavlou Sofianos & Cambanis S.A.

Athens, Greece

April 29, 2014